Exhibit 99.1

Investor Contact:	Cori Lin, Crocs, Inc.
(303) 848-5053
clin@crocs.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Announces Expected Record Annual Revenue Growth of ~67%
Raises 2021 Non-GAAP Operating Margin Guidance to Nearly 30%
___________________________________________________________________________

BROOMFIELD, COLORADO — January 10, 2022 — Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for women, men, and children, today announced it expects record 2021 revenues with approximately 67% growth compared to 2020.

“2021 proved to be an exceptional year for the Crocs brand, highlighted by expected 67% revenue growth amidst a challenging global supply chain environment,” said Andrew Rees, Chief Executive Officer. “We remain incredibly confident in the Crocs brand and continue to expect to achieve $5 billion in revenues by 2026, even before any HEYDUDE revenues. Building upon that strong foundation, upon closing, we are excited to add HEYDUDE as another high growth, highly profitable brand.”

2021 Outlook

With respect to 2021:

•We expect fourth quarter 2021 revenue growth of approximately 42%.
•We expect full year 2021 revenues to grow approximately 67%, up from recent guidance of approximately 62% to 65% growth.
•We expect fourth quarter 2021 non-GAAP operating margin of approximately 28%.
•We expect full year 2021 non-GAAP operating margin of nearly 30%.
•Share repurchases of $1 billion were completed during the year.

2022 Outlook

With respect to 2022, we are reaffirming that we expect:

•Revenue growth for the Crocs brand, excluding HEYDUDE, to exceed 20% compared to 2021.
•Full year pro forma revenues for HEYDUDE to be approximately $700 to $750 million.
•Gross margin to include an incremental $75 million of air freight compared to 2021.
•Non-GAAP operating margin for the Crocs brand, excluding HEYDUDE, of approximately 25% including the impact of air freight.
•Full year pro forma non-GAAP operating margin for HEYDUDE of approximately 26%.
•HEYDUDE to be immediately accretive to our revenue growth, non-GAAP operating margins, and earnings per share.

ICR Conference

We will present at the ICR 2022 Conference tomorrow, January 11, 2022 at 3:00 pm ET. A live broadcast of our presentation may be found on the Investor Relations section of the Crocs website, investors.crocs.com. A replay of the webcast will remain available on the website after the presentation.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The vast majority of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2022, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements

This press release includes estimates, projections, and statements relating to our plans, commitments, objectives, and expectations that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.

These statements include, but are not limited to, statements regarding the anticipated consummation of the acquisition of HEYDUDE and the timing and benefits thereof, Crocs’ strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio and our ability to create and deliver shareholder value. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: risks related to Crocs’ ability to complete the transaction on the proposed terms and schedule or at all; whether the closing conditions will be satisfied; the failure (or delay) to receive the required regulatory approvals relating to the transaction; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for HEYDUDE and its products, including uncertainty of the expected financial performance of HEYDUDE and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the possibility that if Crocs does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of Crocs’ shares could decline; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks only as of the date of this press release. We do not undertake any obligation to update publicly any forward-looking statements, except as required by applicable law.

Category: Investors

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE

Fourth Quarter 2021 (estimated):
Approximately:
Non-GAAP operating margin reconciliation:
GAAP operating margin	27%
Non-GAAP adjustments associated with distribution center investments & HEYDUDE acquisition	1%
Non-GAAP operating margin	28%

Full Year 2021 (estimated):
Approximately:
Non-GAAP operating margin reconciliation:
GAAP operating margin	29%
Non-GAAP adjustments associated with distribution center investments & HEYDUDE acquisition	1%
Non-GAAP operating margin	30%

Our guidance for “Non-GAAP Operating Margin” is a non-GAAP financial measure that excludes or otherwise has been adjusted for special items from our U.S. GAAP financial statements, such as inventory write-offs, duplicate rent costs, bad debt expense, and the HEYDUDE acquisition. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile Crocs 2022 and HEYDUDE 2022 non-GAAP operating margin guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.
3